Exhibit 99.1

United Development Funding IV Receives Additional NASDAQ Notice

GRAPEVINE, Texas, August 26, 2016 – As previously announced, United Development Funding IV (“UDF IV” or the “Trust”) (NASDAQ: UDF) has not filed with the U.S. Securities and Exchange Commission (the “SEC”) its Annual Report on Form 10-K for the fiscal year ended December 31, 2015 or its Quarterly Report on Form 10-Q for the first quarter of fiscal 2016. The Trust also has not filed its Quarterly Report on Form 10-Q for the quarter ended June 30, 2016. Nasdaq Listing Rule 5250(c)(1) requires the timely filing of periodic reports with the SEC, and therefore, pursuant to the procedures of the Listing Qualifications Department of The NASDAQ Stock Market LLC (“Nasdaq”), the Trust received formal notice from the staff of the Listing Qualifications Department, announced herein pursuant to Nasdaq Listing Rule 5810(b), indicating that because the Trust failed to timely file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, the Nasdaq Hearings Panel (the “Nasdaq Panel”) will consider the additional deficiency in connection with the Trust’s request for the continued listing of its securities on Nasdaq.

As previously announced, UDF IV attended a hearing before the Nasdaq Panel, which subsequently granted the Trust’s request for continued listing on Nasdaq, subject to the Trust evidencing compliance with Nasdaq Listing Rule 5250(c)(1) and with all other applicable requirements for continued listing on Nasdaq by September 12, 2016.

The Trust engaged auditors on June 8, 2016, and the audit process began immediately. After recent conversations with its new auditors regarding the expected filing date for its Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, respectively (the “Filings”), the Trust notified the Nasdaq Panel that it would need additional time to file all Filings simultaneously. Therefore, the Trust will submit a written request to the Nasdaq Panel for an extension of the September 12, 2016 filing deadline.

Trading in UDF IV’s securities on Nasdaq has been halted since February 18, 2016, and the Trust expects that the trading halt will continue at least until the Trust has become fully current in its periodic filing obligations with the SEC. No assurance can be given regarding the resumption of regular trading of the Trust’s securities on any market.

About United Development Funding IV

United Development Funding IV is a public Maryland real estate investment trust formed primarily to generate current interest income by investing in secured loans and producing profits from investments in residential real estate. Additional information about UDF IV can be found on its website at www.udfiv.com. UDF IV may disseminate important information regarding its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Investor Contact:	Media Contact:
Investor Relations	Jeff Eller
1-800-859-9338	469-916-4883
investorrelations@udfiv.com	mediarelations@udfiv.com